Exhibit 2.2

EXECUTION VERSION

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT is entered into as of October 3, 2008 and is being made to that certain Asset Purchase Agreement dated as of July 31, 2008 (as amended hereby, the “Agreement”) by and between Kulicke and Soffa Industries, Inc., a Pennsylvania corporation (“Buyer”), and Orthodyne Electronics Corporation, a California corporation (“Seller”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

Intending to be legally bound, Buyer and Seller hereby agree as follows:

1. At Closing, Buyer shall assume sponsorship of all Seller Plans identified in Section 5.18(a) of the Disclosure Schedule, other than the Orthodyne Electronics Employee Stock Ownership Plan. Buyer may provide for the continued participation of the Transferred Employees in such Seller Plans in accordance with the terms of such Plans for such period as Buyer shall determine, provided that on or before January 1, 2009, the Transferred Employees shall participate in the welfare plans of Buyer provided to similarly situated employees instead of the Seller welfare plans and on or before May 28, 2009, the Transferred Employees shall participate in the Buyer’s 401(k) Plan instead of the Seller’s 401(k) plan. Buyer shall also, from and after the Closing, make COBRA coverage available to any individual and covered dependents of an individual (1) who is an “M&A qualified beneficiary,” (2) whose “qualifying event” occurred prior to or in connection with the transactions contemplated in this Agreement, and (3) who is, or whose “qualifying event” occurred in connection with, a covered employee whose last employment prior to the “qualifying event” was associated with the assets being sold pursuant to the Agreement. (The terms with quotation marks shall have the meaning given them in Treasury Regulations issued under 4980B of the Code.) Seller shall remain liable for all benefits under any benefit plan, policy, announcement or commitment not assumed by Buyer.

2. On or before the Closing Date, Seller shall make all contributions required as of the Closing Date under the terms of each Seller Plan such that each such plan is fully funded for all Liabilities as of the Closing Date and shall, with respect to insured benefits, make all premium payments with respect to a premium payment period commencing prior to the Closing Date. As of the Closing Date, Seller shall transfer to Buyer assets equal to the balances in the participants’ accounts under Seller’s Flexible Spending Accounts Plan.

3. No later than 10 Business Days after the Closing, Seller and Buyer shall consummate the purchase by Buyer of certain assets of Seller’s German Subsidiary, subject to certain agreed-upon liabilities and on terms and conditions consistent with the Agreement. The purchase of such assets and the assumption of such liabilities shall be consummated pursuant to an asset purchase agreement in a form mutually acceptable to Seller and Buyer.

4. In addition, as soon as practicable after the Closing, Seller shall deliver to Buyer all Tax clearance certificates required pursuant to Section 7.8(c) of the Agreement.

5. Buyer may, without the consent of Seller, transfer or assign to one or more Affiliates its rights and obligations under the Agreement, so long as Buyer remains liable for the performance of any such assignee or assignees.

6. Provisions in the Agreement inconsistent with the provisions of this Amendment are modified to the extent necessary to make them consistent with the provisions of this Amendment, including, without limitation, Sections 5.18, 7.7, 8.1, 8.2 and 11.5.

7. This Amendment has been duly authorized, executed and delivered by each of the Parties. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Except as expressly set forth herein, all of the terms, conditions and provisions of the Agreement are ratified and confirmed and survive unchanged in full force and effect and such Agreement, as amended hereby, is hereby ratified in all respects. This Amendment shall survive the Closing.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:

ORTHODYNE ELECTRONICS CORPORATION

By:	/s/ Gregg Kelly
Print Name:	Gregg Kelly
Its:	President and Chief Executive Officer

BUYER:

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ Maurice E. Carson
Print Name:	Maurice E. Carson
Its:	Senior Vice President and Chief Financial Officer

[Signature page to Amendment to Asset Purchase Agreement]